                                                                   Exhibit 10.27

                                                August 31, 1998

Mr. William Mulligan
Primus Venture Partners, Inc
5900 Landerbrook Drive, Suite 200
Cleveland, 0H 4124-4020

                  Re:    Accession Agreement between
                         iName, Inc. and Primus

Dear Mr. Mulligan:

      Reference is made to the Accession Agreement dated as of August 31, 1998 between iName, Inc., the Primus Capital Fund IV Limited Partnership and the Primus Executive Fund Limited Partnership (the "Accession Agreement"). The terms set forth herein shall have the meaning set forth in the Accession Agreement.

      In order to induce the Primus Funds to execute the Accession Agreement, I agree to the following additional limitation on my rights contained in section
6.2.1 of the Investors' Rights Agreement.

      I agree that I will not exercise the rights set forth in section 6.2.1 of the Investors' Rights Agreement at a price per share of Class C Preferred Stock of less than seven dollars ($7.00) (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations) until after the earlier of
(i) the date on which the Liquidity Ratchet Adjustment set forth in Article IV, section 3(c)(v) of the Company's Amended and Restated Certificate of Incorporation is made, and (ii) the date on which the Additional Purchasers have been offered the opportunity to sell, transfer or dispose of 100% of their shares of Class C Preferred Stock or the underlying shares of Class A Common Stock in accordance with the 3x Exit Condition referred to in section 5.7 of the Investors' Rights Agreement.


                                                Very truly yours,


                                                /s/ Gerald Gorman

                                                Gerald Gorman